Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and nine months ended September 30, 2009 and 2008 (dollars in thousands except per share amounts):

	Three months ended September 30, 2009		Three months ended September 30, 2008
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$5,242	$5,242	$1,751	$1,751

Weighted average shares outstanding	58,522,547	58,522,547	57,672,084	57,672,084
Effect of dilutive securities	—	7,382	—	222,057
Adjusted weighted average shares outstanding	58,522,547	58,529,929	57,672,084	57,894,141

Earnings per share attributable to Brookline Bancorp, Inc.	$0.09	$0.09	$0.03	$0.03

	Nine months ended September 30, 2009		Nine months ended September 30, 2008
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$13,364	$13,364	$8,120	$8,120

Weighted average shares outstanding	58,313,465	58,313,465	57,577,738	57,577,738
Effect of dilutive securities	—	48,158	—	249,073
Adjusted weighted average shares outstanding	58,313,465	58,361,623	57,577,738	57,826,811

Earnings per share attributable to Brookline Bancorp, Inc.	$0.23	$0.23	$0.14	$0.14